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                                                                  Exhibit 10.19


                                  AVTEAM, INC.

                      KEY EXECUTIVE ANNUAL INCENTIVE PLAN


        This Key Executive Annual Incentive Plan ("Plan") is established by AVTEAM, Inc. ("Company") effective as of the effectiveness of a registration statement of the Company filed in connection with an initial public offering of the Common Stock of the Company for any fiscal year of the Company beginning on or after January 1, 1996, with respect to those key executives who are selected for participation in the Plan for such fiscal year.

        1.       PURPOSE

                 The purpose of the Plan is to promote the interests of the Company by providing incentives and rewards to key senior executives who are largely responsible for the management, growth and profitability of the Company.

        2.       ADMINISTRATION

                 The Plan will be administered by a Committee consisting of at least two members appointed by the Company's Board of Directors. The Committee shall consist solely of "outside directors" as defined in section 162(m) of the Internal Revenue Code of 1986. The Committee may adopt rules and regulations consistent with the Plan's purpose and the intent to comply with said section 162(m), if applicable. Decisions of the Committee, including any matter of Plan interpretation or fact finding, shall be final and binding on all persons who have or claim an interest in the Plan.

        3.       ELIGIBILITY AND PARTICIPATION

                 A. ELIGIBLE OFFICERS. The executive officers eligible to participate in the Plan are the Chief Executive Officer of the Company, the Executive Vice President of the Company and such other key executive(s) as determined by the Committee.

                 B. PARTICIPATION. Eligible executives shall participate in the Plan for a given fiscal year only if approved for participation by the Committee and will not be eligible for an award for any year unless explicitly approved for such year.

                 C. TERMINATION OF EMPLOYMENT. The Committee has the right, in its sole and absolute discretion, to withhold an award under the Plan for any fiscal year if a participant's

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employment terminates for any reason, whether voluntarily or involuntarily, prior to the end of such fiscal year.

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        4.       BONUS POOL

                 A. DETERMINATION OF BONUS POOL. The total amount of bonuses available for payout for any fiscal year to the group of participating executive officers shall be a specified percentage of the Company's income from operations. In the event the Company meets the following targets for income from operations, the bonus pool will consist of one hundred percent (100%) of the base salary of eligible participants, not to exceed the specified percentage of income from operations established by the Committee for such fiscal year:

                     Fiscal Year           Operating Income Target
                     -----------           -----------------------
                         1996                           $8 million
                         1997                           $12 million
                         1998                           $16 million
                         1999                           $20 million


        For each fiscal year, the Committee shall establish additional targets below those set forth above with corresponding percentages of base salary (not to exceed 100%) which will be potentially payable if such targets are satisfied. Such additional targets and percentages shall be established within 90 days of the beginning of any such fiscal year.

        The Committee shall determine the specified percentage of income from operations applicable for such fiscal year and the group of eligible key executives within 90 days of the commencement of such fiscal year.

                 B. BONUSES. The bonuses shall be allocated to eligible participants for each fiscal year in proportion to their base salaries, provided, however, the Committee shall have the right to reduce or cancel any bonus payment to an eligible participant if, in its sole discretion, the Committee deems such action warranted based on the performance of the particular executive, but any such reduction or cancellation shall not affect or increase the bonus of any other eligible participant.

                 C. FORM OF PAYMENT. Bonuses shall be paid in cash no later than 90 days after the end of the applicable fiscal year.

                 D. CERTIFICATION. Before any bonus is paid to an executive officer under the Plan, the Committee shall certify in writing that the performance targets have been met or the preconditions to receiving a bonus have been satisfied.

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        5.       AMENDMENT AND TERMINATION.

                 The Company reserves the right to amend or terminate the Plan at any time in whole or in part, subject to Section 6. Any amendment or termination of the Plan shall be effective with respect to any amount which has not yet been paid out, other than amounts which have been awarded and determined by the Committee to be payable with respect to a fiscal year, but have not yet been paid out following the end of a given fiscal year.

        No provision of the Plan shall be deemed to constitute a commitment of the Company to pay, or to confer any contractual or other rights upon a participant to receive a bonus award for any one or more fiscal years or to confer upon any participant any right to continue in the employ of the Company or to constitute any contract or agreement of employment or to interfere in any way with the right of the Company to terminate a participant's employment at any time, with or without cause, but nothing contained herein shall affect any contractual right of a participant pursuant to a written employment agreement.

        7.       AWARDS AND STOCKHOLDER APPROVAL

                 Neither the Plan, nor any award made hereunder, shall be effective unless the Plan is approved by the Company's stockholders. In no event shall any award be made under the Plan for any year after calendar year 1999. The Plan, awards under the Plan, and any amendment to the Plan which would change the class of executives who are eligible to receive awards under the Plan or the permissible amount of such awards shall be subject to approval of the Company's stockholders in such manner and with such frequency as shall be required under section 162(m).

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